UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                            INDIANA UNITED BANCORP
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                               (Name of Issuer)


                                 COMMON STOCK
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                        (Title of Class of Securities)


                                  455149104
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                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

    CUSIP No.    455149104             13G                         Page      2
                 ---------

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    Robert S. Dunevant
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [ ]
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      233,204 (Includes 102,648 shares owned
                                                by Mr. Dunevant's wife)
                                  --------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    0
                                  --------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    233,204 (Includes 102,648 shares owned
                                                by Mr. Dunevant's wife)
                                  --------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    233,204 (Includes 102,648 shares owned by Mr. Dunevant's wife)
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.8%
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12  TYPE OF REPORTING PERSON*

    IN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

This Schedule 13G is being filed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These shares were acquired as a result of the merger of PTC Bancorp with and into Indiana United Bancorp on April 30, 1998.


ITEM 1.
     (a) NAME OF ISSUER

         Indiana United Bancorp

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         201 North Broadway
         Greensburg, Indiana 47240

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         Robert S. Dunevant

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         3402 North Dearborn Road
         West Harrison, Indiana 47060

     (c) CITIZENSHIP

         United States of America

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         455149104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         233,204 (Includes 102,648 shares owned by Mr. Dunevant's wife)

    (b)  Percent of Class:

         9.8%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                233,204 (Includes 102,648 shares owned by Mr. Dunevant's wife)
          (ii)  shared power to vote or to direct the vote
                0
         (iii)  sole power to dispose or to direct the disposition of
                233,204 (Includes 102,648 shares owned by Mr. Dunevant's wife)
          (iv)  shared power to dispose or to direct the disposition of
                0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      May 7, 1998
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                                      Date

                                      /s/ Robert S. Dunevant
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                                      Signature

                                      Robert S. Dunevant
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                                      Name/Title